Exhibit 10.41

Restricted Stock Unit Award
Under
Coty Inc. 2007 Stock Plan for Directors

(as amended on April 8, 2013 and effective as of the Effective Date)

This instrument (the “Terms and Conditions”) evidences the grant effective on the date set forth in your compensation letter (the “Grant Date”) of an award of the number of Restricted Stock Units set forth in your compensation letter (the “Restricted Stock Units”) to you (the “Participant”) by Coty Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in these Terms and Conditions will have the meaning set forth in the Coty Inc. 2007 Stock Plan for Directors, as amended effective as of the Effective Date (the “Plan”).

1.

Restricted Stock Unit Grant. The Participant is hereby granted the Restricted Stock Units as of the Grant Date. The Restricted Stock Units, and any Shares acquired upon settlement thereof, are subject to the following terms and conditions and to the provisions of the Plan, the terms of which are incorporated by reference herein.

2.	Restriction Period.

	(a)	In General. The Restriction Period for the Restricted Stock Units is the five-year period commencing on the Grant Date.

	(b)	Change in Control. If a Change in Control occurs, the Restriction Period shall immediately end and the Participant’s Restricted Stock Units shall become fully vested immediately.

(c)

Death or Disability. If a Participant’s Service is terminated by reason of such Participant’s death or Disability, the Restriction Period shall immediately end and the Participant’s Restricted Stock Units shall become fully vested immediately.

(d)

Termination of Service for Reasons other than Death or Disability. In the event the Participant’s Service terminates other than by reason of the Participant’s death or Disability prior to a Change in Control, then notwithstanding any provision in the Plan or these Terms and Conditions to the contrary, the Restricted Stock Units granted to the Participant shall become fully vested immediately except that all Restricted Stock Units granted within one year prior to the date of termination of the Participant’s Service shall become fully vested with respect to the Applicable Fraction of the Restricted Stock Units and shall be immediately forfeited and canceled with respect to the remaining Restricted Stock Units. The “Applicable Fraction” means a fraction, the numerator of which is the number of days elapsed from the first day of the fiscal year of the Company in which the Participant’s Service terminated and the denominator of which is 365.

3.	Nontransferability.

	(a)	Except as provided in Section 3(b), during the Restriction Period, (i) no Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and (ii) all rights with respect to Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s guardian or legal representative. The Committee may, in its sole discretion, require a Participant’s guardian or legal representative to supply it with evidence the Committee deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Participant.

(b)

Subject to applicable law, Restricted Stock Units may be transferred to a Successor. Such transferred Restricted Stock Units may only be further sold, transferred, pledged, assigned or otherwise alienated by the Successor in accordance with the terms of this Section 3, and shall be subject in all respects to the terms of these Terms and Conditions and the Plan. For a transfer to be effective, the Successor shall promptly furnish the Company with written notice thereof and a copy of such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance of the Successor of the terms and conditions of the Plan.

4.

Settlement of Restricted Stock Units. Within fifteen (15) days after the end of the Restriction Period for Restricted Stock Units, the Company shall deliver to the Participant for each Restricted Stock Unit one Share (thereafter an Owned Share) and the amount of dividends, dividend equivalents and other distributions paid with respect to a Share during the vesting period beginning on the Grant Date.

5.	Securities Law Requirements.

(a)

If at any time the Committee determines that issuing Shares would violate applicable securities laws, the Company will not be required to issue such Shares. The Committee may declare any provision of these Terms and Conditions or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to exercise, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b)

No Person who acquires Shares under these Terms and Conditions may sell the Shares, unless they make the offer and sale pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which is current and includes the Shares to be sold, or an exemption from the registration requirements of the Securities Act.

6.

No Limitation on Rights of the Company. The grant of the Restricted Stock Units does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

7.

Participant to Have No Rights as a Shareholder. Before the date as of which the Participant is recorded on the books of the Company as the holder of any Shares, the Participant will have no rights as a shareholder with respect to those Shares.

8.

Notice. Any notice or other communication required or permitted under these Terms and Conditions must be in writing and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender’s expense. Notice will be deemed given when delivered personally or, if mailed, three (3) days after the date of deposit in the United States mail or, if sent by overnight courier, on the regular business day following the date sent. Notice to the Company should be sent to:

Coty Inc.
Two Park Avenue
17th Floor
New York, New York 10016
Attention: General Counsel

Notice to the Participant should be sent to the address on file with the Company. Either party may change the Person and/or address to which the other party must give notice under this Section 8 by giving such other party written notice of such change, in accordance with the procedures described above.

9.

Successors. All obligations of the Company under these Terms and Conditions will be binding on any successor to the Company, whether the existence of the successor results from a direct or indirect purchase of all or substantially all of the business of the Company, or a merger, consolidation, or otherwise.

10.

Governing Law. To the extent not preempted by federal law, these Terms and Conditions will be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to its conflicts of law principles that would require the application of the law of any other jurisdiction.

11.

Plan Document Controls. The rights granted under these Terms and Conditions are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in these Terms and Conditions. If the terms of these Terms and Conditions conflict with the terms of the Plan document, the Plan document will control.

12.

Amendment of these Terms and Conditions. These Terms and Conditions may be amended unilaterally by the Committee to the extent provided under the Plan, or by a written instrument signed by both parties.

13.

Entire Agreement. These Terms and Conditions, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of these Terms and Conditions and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter.

14.

Administration. The Committee administers the Plan and these Terms and Conditions. The Participant’s rights under these Terms and Conditions are expressly subject to the terms and conditions of the Plan, including any guidelines the Committee adopts from time to time. The Participant hereby acknowledges receipt of a copy of the Plan.

15.

Section 409A. The Restricted Stock Units awarded pursuant to these Terms and Conditions are intended to comply with or, in the alternative, be exempt from Section 409A. Any reference to a termination of Service shall be construed as a “separation from service” for purposes of Section 409A.

COTY INC.

By:	/s/ Jules Kaufman
Name: Jules Kaufman
Title: SVP, General Counsel and Secretary